Exhibit 10.12(b)

METROPCS COMMUNICATIONS, INC.
2010 EQUITY INCENTIVE COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
Pursuant to this Non-Employee Director Non-Qualified Stock Option Award Agreement, executed by MetroPCS Communications, Inc. (the “Company”) and [First, Middle and Last Name] (the “Optionee”), a non-employee director of the Company, the Company hereby grants to the Optionee on [Option Grant Date] (the “Grant Date”), a right (the “Award”) to purchase from the Company up to, but not exceeding in the aggregate, [Share Number] shares of common stock (“Option Shares”), par value $0.0001 per share, of the Company (“Common Stock”) at [Option Price] per share (the “Exercise Price”), which has been determined to be no less than the Fair Market Value per share of the Common Stock on the Grant Date, pursuant to the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan (the “Plan”), with such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions. The Award is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

1.    Relationship to Plan
This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Company's Compensation Committee (“Committee”) and are in effect on the date hereof, as well as the provisions of this Award Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. For purposes of this Award Agreement:
(a)    “Option Period” means the period commencing upon the Grant Date and ending on the date on which the Award expires pursuant to Section 3.
(b)    “Option Shares” means the shares of Common Stock covered by this Award Agreement.
(c)    “Service” means service as a member of the Board of the Company.
2.    Exercise and Vesting Schedule
(a)    Schedule. The Award shall vest and may be exercised in installments in accordance with the following schedule:

Date Vested	Percentage of Option Shares Vested and Exercisable
Each monthly anniversary of the Grant Date for 36 successive months	2.7777%
As of the third (3rd) year anniversary of the Grant Date, all Option Shares covered by the Award shall be 100% vested and exercisable. The Optionee must be in continuous Service from the Grant Date through the date of exercisability in order for the Award to become vested and exercisable with respect to additional shares of Common Stock on such date.

(b)    Change of Control. Notwithstanding the vesting schedule noted above in Section 2(a) above and Section 10.12(a) of the Plan, in the event that a Change of Control occurs, as defined in Section 1.2 of the Plan, this Award shall become fully vested and exercisable as provided in the Plan.
(c)    Expiration. To the extent the Option Shares covered by this Award become vested and exercisable, such Award may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) for whole Option Shares until expiration of the Award pursuant to the terms of this Award Agreement or the Plan.
3.    Termination of Award
(a)    Expiration Date. The Option Period shall expire on the tenth (10th) year anniversary of the Grant Date, except as otherwise provided in this Section 3.
(b)    Termination of Service Other Than Due to Death, Disability or Retirement. If the Optionee's Service terminates for any reason other than due to death, Disability or Retirement, then:
(i)    any unvested Option Shares shall be immediately forfeited as of such termination date and no further vesting shall occur; and
(ii)    any vested Option Shares shall be exercisable until the earlier of (A) the six (6) month anniversary of such Service termination date, or (B) the expiration of the Option Period, and thereafter the Award shall expire, terminate and be of no further force and effect.
(c)    Termination of Service Due to Retirement. If the Optionee's Service terminates due to Retirement, then:
(i)    any unvested Option Shares shall be immediately forfeited as of such termination date and no further vesting shall occur; and
(ii)    any vested Option Shares shall be exercisable until the earlier of (A) the first (1st) year anniversary of such Service termination date or (B) the expiration of the Option Period, and thereafter the Award shall expire, terminate and be of no further force and effect.
(d)    Termination of Service Due to Death or Disability. If (i) the Optionee's Service terminates due to death or Disability, (ii) the Optionee's Service terminates due to Retirement and his or her death occurs during the period described in subsection 3(c)(ii) above (the “Applicable Retirement Period”) or (iii) the Optionee's Service terminates due to Disability and his or her death occurs during the period that expires on the earlier of the expiration of the Option Period or the first (1st) year anniversary of the Optionee's termination of Service due to Disability (the “Applicable Disability Period”), then:
(i)    any unvested Option Shares that have not already been forfeited shall be immediately forfeited as of such termination date or date of death, as applicable and no further vesting shall occur; and
(ii)    any vested Option Shares shall be exercisable until the earlier of (1) the expiration of the Option Period or (2) the later of (x) the first (1st) year anniversary of such termination of Service as a result of Disability or death, or (y) the first (1st) year anniversary of Optionee's death during the Applicable Retirement Period or the Applicable Disability Period.

4.    Exercise of Award
Subject to the limitations set forth herein and in the Plan, this Award may be exercised by completing in writing the Stock Option Award Exercise Notice, in the form prescribed by the Committee (the “Notice”), and submitting the Notice to the Company as set forth in Section 5. The Notice shall (a) state the number of shares of Common Stock with respect to which the Award is being exercised, (b) be accompanied by payment as provided in Section 2.3(b) of the Plan.
Notwithstanding anything to the contrary contained herein, the Optionee agrees that he or she will not exercise the Award granted pursuant hereto, and the Company will not be obligated to issue any Option Shares pursuant to this Award Agreement, if the exercise of the Award or the issuance of such Option Shares would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system. The Optionee agrees that, unless the Awards and the Option Shares covered by the Plan have been registered pursuant to the Securities Act of 1933, as amended, the Company may, at its election, require the Optionee to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.
If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.
5.    Notices
(a)    The Notice for exercise of the Award (with payment) must be made in the following manner:
(i)    by registered or certified United States mail, postage prepaid, to MetroPCS Communications, Inc., Attention: Stock Plan Administrator, 2250 Lakeside Blvd, Richardson, TX 75082, in which case the date of exercise shall be the date of mailing; or
(ii)    by hand delivery or overnight mail to MetroPCS Communications, Inc., Attention: Stock Plan Administrator, 2250 Lakeside Blvd, Richardson, TX 75082; in such case, the date of exercise shall be the date when receipt is acknowledged by the Company.
(b)    Notwithstanding the foregoing, in the event that the address of the Company is changed prior to the date of any exercise of this Award, notice of exercise shall instead be made pursuant to the foregoing provisions at the Company's current address.
(c)    Any other notices provided for in this Award Agreement or in the Plan to the Company shall be given in writing and shall be deemed effectively delivered or given upon receipt, or in the case of notices delivered by the Company to the Optionee, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Optionee at the address specified at the end of this Award Agreement or at such other address as the Optionee hereafter designates by written notice to the Company.
6.    Assignment of Award
Except as otherwise permitted by the Committee, the Optionee's rights under the Plan and this Award Agreement are personal; no assignment or transfer of the Optionee's rights under and interest in this Award may be made by the Optionee other than as permitted in Section 10.8 of the Plan. The Award will be exercisable during Optionee's lifetime only by Optionee or by Optionee's guardian or legal representative. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Optionee.
7.    Delivery of Common Stock
Shares of Common Stock issued pursuant to the exercise of the Award shall be credited in book entry form as soon as practicable after the exercise date to an account administered by a designated custodian, bank or financial institution, unless the Optionee provides written direction to the Company to issue certificates. The Optionee may request that any shares credited in book entry form be issued in certificates at any time, in accordance with the procedures of the designated custodian, bank or financial institution that administers the Optionee's account. Certificates representing the Common Stock issued pursuant to the exercise of the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to the exercise of this Award until all restrictions and conditions set forth in the Plan or this Award Agreement and in the legends referred to in this Section 7 have been complied with.
8.    Shareholder Rights
The Optionee shall have no rights of a shareholder with respect to shares of Common Stock subject to this Award unless and until such time as this Award has been exercised and ownership of such shares of Common Stock has been transferred to the Optionee.
9.    Successors and Assigns
This Award Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Optionee may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted herein.
10.    No Service Guaranteed
This Award shall not confer upon Optionee any right with respect to continuance of Service with Company, nor shall it interfere in any way with any right the Company would otherwise have to terminate such Optionee's Service at any time.
11.    Governing Law
This Award Agreement will be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. The obligation of the Company to deliver Common Stock hereunder is subject to all applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock.
12.    Amendment
Neither the Board nor the Committee may terminate this Award without the written consent of the Optionee, and no amendment or termination of this Award may adversely affect the rights, privileges or benefits of the Optionee under this Award without the written consent of the Optionee; provided, however, that the restrictions of this Section 12 shall not apply to the extent that applicable legal or securities requirements may so require an action that is otherwise prohibited by this Section 12.

Date: [Date]
METROPCS COMMUNICATIONS, INC.

/s/ J. Braxton Carter

J. Braxton Carter, CFO & Vice Chairman

You, as the above named Optionee, are not required to take any further action to accept the terms and conditions of this Award Agreement. If you, as Optionee, desire to accept the Award Agreement, subject to the terms and provisions hereof and the Plan and administrative interpretations of such Plan referred to herein, simply retain a copy of this Award Agreement for your records, and you shall be DEEMED to have ACCEPTED the Award and you shall be DEEMED to become a party to the Award Agreement, being bound to its terms and conditions. By acceptance, Optionee confirms that the Plan and the S-8 prospectus for the Plan have been made available to the Optionee, and that he or she has read and understands the S-8 prospectus relating to the Award granted under this Award Agreement.
If you DO NOT WISH TO ACCEPT this Award, you must provide written notice of your desire to reject the Award Agreement for the grant of the Award within thirty (30) days of the receipt of this Award Agreement and such written notice must be signed and dated. Please send such written notice to Stock Plan Administration, at 2250 Lakeside Blvd., Richardson, Texas, 75082, Attention: Kim Butzke. Again you must return your written notice of rejection of this Award Agreement within 30 days of receipt of this Award Agreement.